Exhibit 99.1

Contact:	Cynthia Skoglund	(714) 773-7620
Manager, Investor Relations

Beckman Coulter Announces First Quarter 2009 Results

Reaffirms Full Year Outlook

ORANGE COUNTY, California, April 28, 2009 - Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today first quarter ended March 31, 2009 results. For the first quarter, total revenue was $691.5 million, down 5.3%, or flat in constant currency terms. On a constant currency basis, solid recurring revenue gains of 4.7% were offset by declines in cash instrument sales primarily in Life Science and Cellular Analysis. Reported net earnings were $20.6 million, or $0.32 per fully diluted share, including a $0.03 after-tax, non-cash charge to interest expense due to new accounting rules governing convertible debt instruments. Adjusting for special items (related to restructuring charges and costs of the Olympus acquisition) net earnings were $45.5 million, or $0.71 per fully diluted share, an increase of 9.2% over prior year quarter (See “Non-GAAP Financial Measures.”)

	Quarter Ended March 31
	2009	2008	% Chg
Reported Results (in millions)
Revenue	$691.5	$730.5	(5.3%)
Recurring Revenue	$573.7	$579.3	(1.0%)
Operating Income	$39.6	$61.8	(35.9%)
Tax Rate	(13.2%)	23.4%
Diluted Earnings per Share[1]	$0.32	$0.63	(49.2%)
Adjusted Results Excluding Special Items
Revenue Growth- Constant Currency			(0.2%)
Recurring Revenue Growth- Constant Currency			4.7%
Operating Income	$66.0	$63.5	4.0%
Diluted Earnings per Share pre-APB 14-1	$0.74	$0.68	8.8%
Diluted Earnings per Share post-APB 14-1[1]	$0.71	$0.65	9.2%

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

1.	Earnings, in both 2008 and 2009, include the incremental interest expense associated with FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

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Beckman Coulter	Page 2 of 19

Scott Garrett, chairman, president and chief executive officer, said, “Approximately 80% of our revenue is recurring, which continued to grow at 5% on a constant currency basis giving us confidence that we will achieve our full year earnings goals. Within the quarter, an increase in pension expense, legal settlements and a strengthening dollar were offset by effective currency hedging, a favorable product mix and determined expense management. Despite a difficult operating environment which constrained top-line growth, adjusted net earnings per fully diluted share grew over 9%, adjusted EBITDA increased 13% and operating cash flow was $106 million, up $44 million.”

Total revenue from Clinical Diagnostics customers decreased 3.7% from prior year quarter, up 1.6% in constant currency. Within Clinical Diagnostics, solid recurring revenue gains were offset by significant decreases in cash instrument sales. Recurring revenue strength was greatest in Access Immunoassay and AutoChemistry, both continuing above-market, constant currency growth of 8%. Cellular Analysis cash instrument sales showed the greatest decline, off more than $18 million versus an unusually strong first quarter 2008 when a backlog from a 2007 supply chain disruption drove 67% growth.

Revenue from life science customers decreased 14.7% compared to prior year, or 10% in constant currency. Life Science cash instrument sales were off nearly 20%, versus a strong prior year quarter in which cash instrument sales grew 29% driven by a weaker dollar. A challenging capital expenditure environment and difficult comparables contributed to this trend.

Total recurring revenue decreased 1% to $573.7 million, but maintained solid growth of 4.7% on a constant currency basis. Above-market growth in Immunoassay continued with recurring revenue in the Access product line up 2.4%, or 8.4% in constant currency. Access Immunoassay recurring revenue was impacted by a decrease of more than $5 million in sales of the BNP assay to Inverness Medical. In 2008, Inverness transitioned to direct distribution, and ordered higher levels of BNP test kits. Excluding this unusual pacing of Inverness purchases, Access Immunoassay recurring revenue grew 13.6% on a constant currency basis.

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Beckman Coulter	Page 3 of 19

On a geographic basis, first quarter revenue in the United States decreased 3%, due to a 25% decline in cash instrument sales. In constant currency, international revenue grew 2.7%, on the strength of a double digit increase in Clinical Diagnostics recurring revenue driven by mid-teens growth within Access Immunoassay.

In the quarter, the company reclassified its currency hedging gains and losses related to operating cash flows, moving these items from non operating expense to cost of sales for both periods. While gross profit decreased 3% to $319.1 million, gross margin increased 110 basis points to 46.1% versus first quarter 2008 due to favorable product mix.

Operating income was $39.6 million. On an adjusted basis, operating income increased to $66 million, or 9.5% of sales. Cost containment initiatives, which began in 2008, effectively drove a 5% decrease in adjusted operating expense versus prior year quarter. Adjusted non-operating expense was $9.6 million.

The adjusted tax rate in the quarter was 19.3%, as compared to 23.9% in prior year quarter. The favorable adjusted tax rate is due to discrete items in the quarter. Net earnings were $20.6 million or $0.32 per fully diluted share, including the $0.03 non-cash charge to interest expense due to new accounting rules governing convertible debt instruments. Adjusting for special items but including interest expense associated with the accounting change, net earnings were $45.5 million or $0.71 per fully diluted share.

Garrett stated, “In the quarter, we continued to realize strong cash instrument sales in Asia Pacific. Cash instruments sales in other major geographies decreased as the current economic environment caused customers to be cautious in their capital spending. Extremely strong cash instrument sales throughout 2008 will make for a difficult comparison in 2009. A product mix favoring higher margin recurring revenue and a sharp focus on operating expense management should allow us to deliver on our earnings goals.”

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Beckman Coulter	Page 4 of 19

Recent Developments

•

Introduced the Gallios flow cytometer for the research market, the first in a series of cytometry product introductions in 2009. When combined with the company’s broad reagent offering, new cytometry products provide a powerful solution for cellular analysis, increasing productivity and improving the reliability of results.

•

Declared a $0.17 per share quarterly cash dividend payable on March 6, 2009 to all stockholders of record on February 20, 2009. This payout represents the 79th consecutive, quarterly payout of dividends.

•

Entered into a definitive agreement to purchase the lab-based diagnostics business of Olympus Corporation for approximately $780 million. The acquisition will significantly extend Beckman Coulter’s geographic reach and Chemistry depth. The transaction is expected to close in the third quarter of 2009 and be substantially accretive to non-GAAP earnings in 2010.

•

Acquired Clinical Data’s Cogenics division, a global leader in outsourced genomics services, for approximately $17 million, significantly extending the range of services and geographic reach of the company’s Agencourt sequencing business.

Full Year Outlook

“We are affirming our outlook, despite the potential for lower cash instrument sales in 2009. Solid constant currency recurring revenue gains are expected to continue with full year growth of 6% to 7%. As a result, on a constant currency basis, our 2009 full year outlook for revenue growth remains at 4% to 6%, or flat on a reported basis,” Garrett continued.

“We remain committed to customer satisfaction, careful expense management and delivering on our earnings goals. Operating margin, now including normal hedging activities, is anticipated to be between 12.6% and 12.9%, after absorbing the effects of a stronger dollar and a $25 million increase in pension expense. Adjusted non-operating expense, now excluding normal hedging activities, should be around $62 million. Based on an estimated tax rate of 26% to 27%, our outlook for adjusted earnings per fully diluted share remains unchanged at $3.71 to $3.91 (including $0.14 additional non-cash interest expense associated with the convertible debt accounting change). Capital expenditures are expected to be $350 to $375 million, and depreciation and amortization should be between $270 and $290 million.

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Beckman Coulter	Page 5 of 19

“Although we anticipate a difficult operating environment to continue throughout 2009, we have made considerable progress in the last two quarters implementing changes necessary to deliver on our commitments. Solid trending of recurring revenue and excellent progress on many cost management initiatives give us confidence that our 2009 goals are achievable, without compromising our long term potential for growth,” Garrett concluded.

Investor Conference Call

As previously announced, there will be a conference call today, Tuesday, April 28, 2009 at 5:00 pm ET to discuss the first quarter results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Tuesday, May 12, 2009.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 78% of the company’s 2008 revenue of $3.1 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include without limitation information regarding the Company’s expectations, goals or intentions regarding the future, including without limitation statements regarding expectations of full-year outlook, anticipated recurring revenue growth, expectations of new product offerings, the anticipated closing and expected effect on earnings results of the Company’s expected acquisition of the lab-based diagnostics business of Olympus Corporation, expense management and profitability, achievement of our goals, and statements under the heading “Full Year Outlook,” including expectations for constant currency recurring revenue gains, reported revenue growth, operating margin, currency exchange rates, pension expense, adjusted non-operating expense, cost management initiatives, hedging activities, tax rate, earnings per diluted share, capital expenditures, and depreciation and amortization. The outlook provided is based on fiscal year ended 2008 and the first quarter 2009 adjusted results and does not include special items that may occur in 2009.

This press release contains the Company’s unaudited financial results for the first quarter of 2009. These results may change as a result of further review by the Company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final first quarter results will be provided in the Company’s quarterly report to the SEC on Form 10-Q.

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Beckman Coulter	Page 6 of 19

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the Company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to market demand for the Company’s new and existing products and its ability to increase revenues; the Company’s financial results will be different from those anticipated when the effects on operating margins and revenue growth were calculated; the Company’s ability to maintain operating expenses within anticipated levels; the possibility that the Company will not be able to obtain the leverage across the Company’s installed base that is anticipated; the Company’s ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; the Company’s ability to attract and retain qualified personnel; successful development and introduction of new products; the Company’s ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in customers’ inventory levels and inventory management practices; product defects; intellectual property infringement claims by others and the ability to protect the company’s intellectual property; competition; litigation; financial community and rating agency perceptions of the Company; changes in laws and regulations, including increased taxes; regulation, economic, credit and capital market conditions, currency exchange rates; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 23, 2009. Forward-looking statements contained in this press release are made only as of the date hereof, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).” Under this standard, convertible debt securities that may be settled in cash (or other assets), including partial cash settlement, would be separated into a debt and equity component. This change in principle, which is effective for us as of January 1, 2009, was applied retrospectively to previously issued convertible debt instruments. The adoption of this new accounting standard increased our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.12 in 2008 and 2007. The impact for the first quarter 2009 was additional interest expense of $2.1 million, net of income taxes of $1.4 million, or $.03 per fully diluted share.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarters ended March 31, 2009 and 2008 and with respect to Outlook for 2009. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “free cash flow,” “constant currency growth,” “adjusted earnings before interest, taxes, depreciation and amortization” (“adjusted EBITDA”) and “adjusted pretax profit growth.” The company also provided its outlook for 2009 for “adjusted operating margin,” “adjusted non-operating expense,” “adjusted tax rate,” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative for GAAP.

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Beckman Coulter	Page 7 of 19

Adjusted operating income excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition related expenses, environmental remediation, charges associated with acquisitions, and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to continue to incur costs for its supply chain initiatives and planned acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring, including hedging gains or losses in connection with forward contracts to hedge the Yen purchase price of the acquisition of Olympus Corporation’s lab based diagnostics business. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

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Beckman Coulter	Page 8 of 19

Our Outlook for 2009 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted earnings per diluted share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition related costs, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for its supply chain initiatives and planned acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. The company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2009, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition related costs – For the quarter ended March 31, 2009 and 2008, as part of our supply chain improvement initiative and Orange County consolidation project, we recorded restructuring charges of $6.7 million and $0.7 million (including a net gain of $2.6 million gain on sale of building and land in Hialeah, Florida), respectively, for severance, relocation, asset impairment charges and other duplicative exit costs. During the first quarter of 2009, we announced additional exit and restructuring activities resulting in additional severance charges of $9.9 million. Furthermore, on February 27, 2009, we announced that we had signed a definitive agreement to buy the lab-based diagnostic business of Olympus Corporation, which we expect to close in the third quarter of 2009. In connection with this acquisition, we incurred direct acquisition related expenses of $9.8 million during the first quarter 2009.

b)	Forward contract loss/(gain) – acquisition – Consideration for the Olympus acquisition is to be paid in Japanese Yen. Therefore, to mitigate any unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. These business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a loss of approximately $11.8 million during the first quarter of 2009, which is reflected within non-operating expense in our consolidated statement of earnings.

c)	Fair market value inventory adjustment – During the first quarter of 2008, in connection with our acquisition of the flow cytometry business of Dako A/S, we recorded a $1.0 million charge related to the fair value of acquired inventory sold in the first quarter.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended March 31,
	2009	2008
Recurring revenue - supplies, service and lease payments	$573.7	$579.3
Cash instrument sales	117.8	151.2

Total revenue	691.5	730.5

Cost of recurring revenue	268.3	270.5
Cost of cash instrument sales	104.1	131.2

Total cost of sales	372.4	401.7

Gross profit	319.1	328.8

Operating costs and expenses
Selling, general and administrative	193.2	203.6
Research and development	59.9	62.7
Restructuring and acquisition related costs	26.4	0.7

Total operating costs and expenses	279.5	267.0

Operating income	39.6	61.8

Non-operating (income) expense
Interest income	(1.3)	(2.6)
Interest expense	10.9	12.3
Other, net	11.8	(1.3)

Total non-operating expense	21.4	8.4

Earnings before income taxes	18.2	53.4
Income tax (benefit) provision	(2.4)	12.5

Net earnings	$20.6	$40.9

Basic earnings per share	$0.32	$0.65
Diluted earnings per share	$0.32	$0.63
Weighted average number of shares outstanding (in thousands)
Basic	63,545	63,042
Diluted	64,122	64,498

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$147.7	$120.0
Trade and other receivables, net	648.2	706.7
Inventories	514.2	496.2
Deferred income taxes	61.6	62.5
Prepaids and other current assets	117.2	76.3

Total current assets	1,488.9	1,461.7
Property, plant and equipment, net	471.7	465.5
Customer leased instruments, net	434.3	448.7
Goodwill	694.3	696.3
Other intangible assets, net	389.5	396.8
Deferred income taxes	—	42.7
Other assets	63.4	71.5

Total assets	$3,542.1	$3,583.2

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$201.1	$172.2
Accrued expenses	397.1	416.9
Income taxes payable	16.9	29.7
Short-term borrowings	14.0	21.4
Current maturities of long-term debt	4.1	4.4

Total current liabilities	633.2	644.6
Long-term debt, less current maturities	820.3	819.0
Deferred income taxes	22.3	—
Other liabilities	538.5	595.9

Total liabilities	2,014.3	2,059.5

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6.9	6.9
Additional paid-in capital	668.3	662.9
Retained earnings	1,391.4	1,381.6
Accumulated other comprehensive loss	(224.2)	(199.8)
Treasury stock, at cost	(314.6)	(327.9)
Common stock held in grantor trust, at cost	(20.6)	(19.3)
Grantor trust liability	20.6	19.3

Total stockholders’ equity	1,527.8	1,523.7

Total liabilities and stockholders’ equity	$3,542.1	$3,583.2

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Quarter Ended March 31,
	2009	2008
Cash flows from operating activities
Net earnings	$20.6	$40.9
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	67.5	59.2
Provision for doubtful accounts receivable	0.4	1.0
Share-based compensation expense	11.3	9.5
Gain on sales of building and land	—	(2.6)
Accreted interest on convertible debt	3.5	3.3
Deferred income taxes	(9.8)	2.9
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	33.7	15.0
Prepaid and other current assets	(1.9)	4.6
Inventories	(41.6)	(31.5)
Accounts payable and accrued expenses	8.8	(38.6)
Income taxes payable	9.7	(7.3)
Long-term lease receivables	4.3	2.3
Other	(0.8)	2.9

Net cash provided by operating activities	105.7	61.6

Cash flows from investing activities
Additions to property, plant and equipment	(30.9)	(17.1)
Additions to customer leased instruments	(29.6)	(47.9)
Proceeds from sales of building and land	—	3.0
Payments for business acquisitions and technology license assets, net of cash acquired	—	(14.2)

Net cash used in investing activities	(60.5)	(76.2)

Cash flows from financing activities
Dividends to stockholders	(10.8)	(10.5)
Proceeds from issuance of stock	11.1	13.8
Repurchase of common stock held in grantor trust	(1.3)	(0.9)
Excess tax benefits from share-based payment transactions	0.6	2.3
Net repayments on line of credit	(6.9)	(6.1)

Net cash used in financing activities	(7.3)	(1.4)

Effect of exchange rates on cash and cash equivalents	(10.2)	3.5

Change in cash and cash equivalents	27.7	(12.5)
Cash and cash equivalents-beginning of period	120.0	83.0

Cash and cash equivalents-end of period	$147.7	$70.5

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BECKMAN COULTER, INC.

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Quarter Ended March 31,		Reported Growth%	Constant Currency Growth % (2)
	2009	2008
Clinical Diagnostics
Chemistry and Clinical Automation	$207.0	$215.6	(4.0)%	1.2%
Cellular Analysis	213.5	231.5	(7.8)%	(3.0)%
Immunoassay and Molecular Diagnostics	176.9	172.9	2.3%	8.2%

Total Clinical Diagnostics	597.3	620.0	(3.7)%	1.6%
Life Sciences	94.2	110.5	(14.7)%	(10.0)%

Total revenues	$691.5	$730.5	(5.3)%	(0.2)%

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$215.6	$233.0	$220.4	$229.7	$898.6
Cellular Analysis	231.5	244.5	233.1	245.1	954.2
Immunoassay and Molecular Diagnostics	172.9	193.3	182.4	190.5	739.1

Total Clinical Diagnostics	620.0	670.8	635.9	665.3	2,591.9

Life Sciences	110.5	127.5	122.9	146.0	507.0

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics
Chemistry and Clinical Automation	$183.9	$205.0	$196.5	$229.9	$815.3
Cellular Analysis	194.4	208.3	203.0	235.2	840.9
Immunoassay and Molecular Diagnostics	141.9	159.7	159.6	166.0	627.2

Total Clinical Diagnostics	520.2	573.0	559.1	631.0	2,283.4

Life Sciences	93.4	116.7	109.9	158.0	477.9

Total revenue	$613.6	$689.7	$669.0	$789.0	$2,761.3

(1)	Amounts may not foot due to rounding.

(2)	Constant currency growth as presented herein represents - Current period constant currency revenue less prior year reported revenue / Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Autochemistry

•	Protein and rapid test products

•	Clinical Automation

Cellular includes:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay and Molecular Diagnositcs includes:

•	All immunoassay products

•	Molecular diagnostics products

Life Sciences

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

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BECKMAN COULTER, INC.

REVENUES BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2009	2008	Reported Growth %	Constant Currency Growth %
Revenues by geography:
United States	$356.1	$367.2	(3.0)%	(3.0)%
Europe	144.8	163.0	(11.1)%	1.5%
Emerging Markets (2)	50.9	66.3	(23.2)%	(11.0)%
Asia Pacific	96.7	83.8	15.4%	15.5%
Other (3)	43.0	50.3	(14.6)%	3.1%

Total revenues	$691.5	$730.5	(5.3)%	(0.2)%

(1)	Amounts may not foot due to rounding

(2)	Includes Eastern Europe, Russia, Middle East, Africa and India

(3)	Includes Canada and Latin America

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BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4
Recurring revenue	$573.7
Cash instrument sales	117.8

Total revenues	$691.5

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$513.3	$546.0	$538.6	$580.5	$2,178.4
Cash instrument sales	100.3	143.7	130.4	208.5	582.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

(1)	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2009	2008
GAAP operating income	$39.6	$61.8
Reconciling items:
Restructuring and acquisition related costs (a)	26.4	0.7
Fair market value inventory adjustment (c)	—	1.0

Adjusted operating income	$66.0	$63.5

GAAP operating margin	5.7%	8.5%
Impact of adjustments	3.8%	0.2%

Adjusted operating margin	9.5%	8.7%

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended March 31,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$20.6	$0.32	$40.9	$0.63
Reconciling items:
Restructuring and acquisition related costs (a)	26.4	0.41	0.7	0.01
Forward contract loss/(gain) - acquisition (b)	11.8	0.18	—	—
Fair market value inventory adjustment (c)	—	—	1.0	0.02
Adjustment for income taxes	(13.3)	(0.20)	(0.6)	(0.01)

Adjusted net earnings	$45.5	$0.71	$42.0	$0.65

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2009	2008
GAAP net earnings	$20.6	$40.9
Income taxes	(2.4)	12.5
Interest expense	10.9	12.3
Depreciation and amortization	67.5	59.2

EBITDA	96.6	124.9
Reconciling items:
Restructuring and acquisition related costs (a)	26.4	0.7
Forward contract loss/(gain) - acquisition (b)	11.8	—
Fair market value inventory adjustment (c)	—	1.0

Adjusted EBITDA	$134.8	$126.6

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2009	2008
GAAP tax rate	(13.2)%	23.4%
Reconciling items:
Restructuring and acquisition related costs (a)	23.2%	0.2%
Forward contract loss/(gain) - acquisition (b)	9.3%	—
Fair market value inventory adjustment (c)	—	0.3%

Adjusted tax rate	19.3%	23.9%

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Quarter Ended March 31,
	2009	2008
Net cash provided by operating activities	$105.7	$61.6
Additions to property, plant and equipment	(30.9)	(17.1)
Additions to customer leased instruments	(29.6)	(47.9)

Free cash flow	$45.2	$(3.4)

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